EX 99-B.8.1 PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS BY AND AMONG AIM EQUITY FUNDS, A I M DISTRIBUTORS, INC., AND AETNA LIFE INSURANCE AND ANNUITY COMPANY
PARTICIPATION AGREEMENT FOR RETAIL MUTUAL FUNDS By and Among AIM EQUITY FUNDS, A I M DISTRIBUTORS, INC., and AETNA LIFE INSURANCE AND ANNUITY COMPANY

THIS AGREEMENT, made and entered into this 1st day of October, 2000 by and among Aetna Life Insurance and Annuity Company ("Insurer"), a Connecticut corporation, on its own behalf and on behalf of each segregated asset account of Insurer set forth on Schedule "A" as may be amended from time to time (each such account hereinafter referred to as the "Account"), AIM Equity Funds (the "Trust"), on behalf of its series portfolios set forth on Schedule "B" as may be amended from time to time (the "Fund"), and A I M Distributors, Inc. (the "Underwriter"), a Delaware corporation.

WHEREAS, the Trust is registered as an open-ended management investment company under the Investment Company Act of 1940 (the "1940 Act") and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the Fund is available to act as the investment vehicle for separate accounts established for variable annuity contracts to be offered by Insurer to employee benefit plans, their sponsors and participants, under Sections 401(a), 401(k), 457, 403(a), 403(b) and 408(b) of the Internal Revenue Code of 1986, as amended (the "Code") (such employee benefit plans hereinafter referred to as "Plans"); and

WHEREAS; Insurer is offering certain (i) unregistered variable annuity contracts under Section 3(a)(2) of the 1933 Act and Section 3(c)(11) of the 1940 Act; and (ii) certain registered variable annuity contracts to the Plans as defined herein (the "Contracts"); and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by appropriate corporate resolution of the Insurer's Board of Directors to set aside and invest assets attributable to one or more annuity contracts; and

WHEREAS, the Underwriter is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Insurer intends to purchase shares in the Fund on behalf of each Account to fund the various Contracts and the Underwriter is authorized to sell such shares to each Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, Insurer, the Trust and the Underwriter agree as follows:

ARTICLE I Sale of Fund Shares

1.1 The Underwriter on behalf of the Fund agrees to sell to Insurer those Fund shares which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, Insurer shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receive notice of such order by 10:00 a.m. Eastern Time on the next Business Day. Business Day shall mean any day on which the New York Stock Exchange is open for trading which is, also a "Business Day of the Fund" as that term is defined in the Fund prospectus.

1.2 The Fund agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by Insurer and its Accounts on each Business Day and the Fund shall calculate such net asset value on each Business Day.

1.3 The Fund agrees to redeem, on Insurer's request, any full or fractional shares of the Fund held by Insurer or the Accounts, executing such requests on a daily basis at the net asset value next computed after the Fund or its designee receives the redemption request. For purposes of this Section 1.3, Insurer shall be the designee of the Fund for receipt of redemption requests from each Account and receipt by such designee shall constitute receipt by the Fund provided that the Fund receive notice of such redemption request by 10:00 a.m. Eastern Time on the next Business Day. Insurer agrees to use its best efforts to notify the Fund in advance of any large anticipated redemptions (redemptions which represent one percent or more of the total net assets of any one fund) in order to avoid any unnecessary disruption or burden in the management of the Fund's assets.

1.4 Insurer shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is effected in accordance with the provisions of Section 1.1. Payment shall be in federal funds transmitted by wire.

1.5 Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to Insurer or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account.

1.6 The Fund shall furnish notice by facsimile or telephone, (if by telephone, it must be followed by written confirmation) to Insurer of any income, dividends or capital gain distributions payable on the Fund's shares. Insurer hereby elects to receive all such income dividends and capital gain distributions in additional shares of that Fund. Insurer reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify Insurer of the number of shares so issued as payment of such dividends and distributions.

1.7 The Trust shall make the net asset value per share for each Fund available to Insurer on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern Time. In the event such information will not be provided by 6:30 p.m. Eastern Time, the Fund shall notify Insurer no later than 7:00 p.m. as to when such information is forthcoming and will grant Insurer any additional time it needs under 1.1 and 1.3 above.

1.8 In lieu of applicable provisions set forth in paragraphs 1.1 through 1.7 above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in Schedule C to this Agreement.

1.9 The Trust and Underwriter shall indemnify and hold Insurer harmless, from the effective date of this Agreement, against any amount Insurer is required to pay to Contract owners, Plan participants or beneficiaries due to: (i) a materially incorrect calculation of a Fund daily net asset value, dividend rate, or capital gains distribution rate or (ii) unreasonably late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Insurer, with supporting data, to the Fund. In addition, the Fund shall be liable to Insurer for systems and out of pocket costs incurred by Insurer in making a Contract owner's, a participant's or a beneficiary's account whole, if such costs or expenses are a result of the Trust's or the Underwriter's failure to provide timely or correct net asset values (determined in accordance with the pricing error policies established by the applicable Trust Board of Trustees), dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. Eastern Time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a determination that a material error has occurred in the calculation of the net asset value of the Fund; the amount required to make a Contract owner's, a participant's or a beneficiary's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

The following limits shall apply to the collective liabilities of the Trust or the Underwriter, as appropriate, for systems and out of pocket costs incurred by Insurer if such costs or expenses are a result of the Trust's or Underwriter's failure to provide Insurer with such correct or timely information: (i) $1000 per day for each day that incorrect information provided by the Trust or the Underwriter is not corrected, if such period does not include a month-end or a fiscal quarter-end, (ii) $1500 per day for each day that such information provided by the Trust or the Underwriter is not corrected, if such period does include a month-end or fiscal quarter-end, and (iii) up to $50,000 per occurrence in the aggregate under (i) or (ii) above. Any incorrect information that has as a common nexus any single error shall be deemed to be one occurrence for these purposes provided all corrections are provided at the same time.

ARTICLE II Representations and Warranties

2.1 Insurer represents and warrants that the Contracts are either exempt from registration under Section 3(a)(2) under the 1933 Act or are duly registered pursuant to the 1933 Act; that the Contracts will be issued and sold in compliance with all applicable federal and state laws and that the sale of the Contracts shall comply with applicable state insurance laws and regulations. Insurer further represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Connecticut and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under Connecticut State General Laws and each Account is exempt from registration as an investment company under Section 3 (c)(11) of the 1940 Act or is duly registered under the 1940 Act.

2.2 The Trust represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal and state securities laws and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3 The Trust represents that each Fund is currently qualified as regulated investment company under Subchapter M of the Code and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurer immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify or that it might not so qualify in the future.

2.4 Insurer represents that the Contracts are currently treated as life insurance, endowment or annuity contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Trust and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.5 The Underwriter represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC under the 1934 Act. The Underwriter further represents that it will sell and distribute the Fund's shares in accordance with all applicable state and federal securities laws and regulations, including the 1933 Act, the 1934 Act, and the 1940 Act and the Rules promulgated thereunder.

2.6 The Trust represents that it is lawfully organized and validly existing under the laws of the State of Delaware and that it does and will comply with the 1940 Act and the Rules promulgated thereunder.

2.7 The Trust and Underwriter represent and warrant that all of its trustees, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.8 Insurer represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage commensurate with its obligations under this Agreement; it is being understood and agreed to by the Parties that this provision is intended to adequately protect the Trust against 'larceny and embezzlement. Such bond shall be issued by a reputable bonding company.

ARTICLE III Prospectuses and Proxy Solicitations

3.1 The Underwriter shall provide Insurer with as many copies of the Fund's current prospectus (and any supplements thereto) as Insurer may reasonably request. If requested by Insurer in lieu thereof, the Fund shall provide such documentation (including a final copy of the current prospectus as set in type at the Fund's expense) and other assistance as is reasonably necessary in order for Insurer once each year (or more frequently if the prospectus for the Fund is amended) to have the disclosure memoranda for the Contracts and the Fund's prospectus printed simultaneously. Such documentation shall be provided in a timely manner.

3.2 The Fund's prospectus shall state that the Statement of Additional Information ("SAI") for the Fund is available from the Underwriter (or in the Trust's discretion, the Prospectus shall state that such SAI is available from the Fund), and the Underwriter (or the Trust), at its expense, shall print and provide such SAI to Insurer and to any owner/participant of a Contract or prospective owner/participant who requests such SAI.

3.3 The Fund, at its expense, shall provide Insurer with copies of its proxy material, reports to stockholders and other communications to stockholders in such quantity as Insurer shall reasonably require for distributing to Contract owners/participants. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Trust or the Underwriter.

3.4 When the Trust submits proposals to shareholders, Insurer shall, if and to the extent required by law:

(i) solicit voting instructions from owners of or participants in the Contract;
(ii) vote the Fund shares in accordance with instructions received from owners of or participants in the Contract; and
(iii)

with respect to Contracts registered under the 1933 Act, vote the Fund shares for which no instructions have been received in the same proportion as Fund shares of such Fund for which instructions have been received (so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners). Insurer reserves the right to vote the Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.5 The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders.
ARTICLE IV Sales Material and Information

4.1 Upon request, Insurer will provide to the Trust at least one (1) complete copy of all prospectus, disclosure memoranda, reports, sales literature and other promotional materials, applications for exemptive relief, requests for no action letters, and all amendments, if any, that relate to the Fund.

4.2 Insurer shall not give any information or make any representations or statements regarding or on behalf of the Trust or the Underwriter or any of their affiliates without the prior written permission of the Trust or the Underwriter or the designee of either. Advertising and literature with respect to the Fund prepared by Insurer or its agents for use in marketing shares of the Fund to Contract owners or Plan participants, except "standardized material" as defined hereafter, shall be submitted to Underwriter for review and approval before such material is used with the general public or any Contract owner, Plan, Plan representative, or participant. Underwriter shall advise the submitting party in writing within ten (10) Business Days of receipt of such materials of its approval or disapproval of such materials. For purposes of this paragraph, "standardized material" is sales literature or other promotional material that is not materially different, in format and/or content, from materials that have previously been reviewed and authorized for use under the terms of this paragraph.

Insurer agrees to bear all responsibility and liability for any error in any standardized material (e.g., transposition of numbers) to the extent any information contained therein does not conform to the information provided to Insurer by Underwriter. Insurer shall be responsible for filing with the National Association of Securities Dealers or any other applicable regulatory authority any advertising or sales literature regarding the Fund that it prepares. No such material will be used until the approval of any required governmental or self-regulatory authority (i.e., the NASD) has been obtained, if necessary.

4.3 The Trust, Underwriter, or their respective designee(s) shall furnish, or shall cause to be furnished, to Insurer or designee, each piece of sales literature or other promotional material in which Insurer and/or its separate account(s) is named. No such material will be used until the approval of any required governmental or self-regulatory authority (i.e., the NASD) has approved the material, if necessary.

4.4 The Trust and the Underwriter shall not give any information or make any representations on behalf of Insurer or concerning Insurer, the Accounts, or the Contracts other than the information or representations contained in the prospectus or disclosure memoranda for the Contracts, as such document may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by Insurer for distribution to Contract owners, or in sales literature or other promotional material approved by Insurer or its designee, except with the permission of Insurer.

4.5 The Trust will provide to Insurer at least one (1) complete copy of, all registration statements, prospectus, SAI, reports, proxy statements, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such documents with the SEC or other regulatory authorities. In addition, the Trust or the Underwriter will provide via Excel spreadsheet diskette format or in electronic transmission to the Insurer at least quarterly portfolio information necessary to update Fund profiles after fifteen calendar days following the end of each quarter.

4.6 For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published or designed for use in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

ARTICLE V Servicing Fees

The provisions of shareholder and administrative services to the Plans shall be the responsibility of Insurer and shall not be the responsibility of Underwriter. The Insurer will be recognized as the sole shareholder of Fund's shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement Underwriter agrees to pay to Insurer on a quarterly basis a servicing fee in an amount equal to ____ basis points (____) per annum of the daily average aggregate net assets invested in the Fund through Insurer's arrangements with Plans in each calendar quarter. Underwriter will make such payments to Insurer within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to Insurer for the quarter and such other supporting data as may be reasonably requested by Insurer.

ARTICLE VI Expenses

6.1 To the extent permitted under applicable law, all expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all of its shares are registered and authorized for issuance in accordance with applicable federal law end, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares, preparation and filing of the Fund's prospectus, registration statements and amendments thereto, proxy materials and reports, setting the Fund's prospectus in type, setting in type and printing the Fund's proxy materials and reports to shareholders, the preparation of all Fund's statements and notices required by any federal or state law, all taxes on the issuance or transfer of the Fund's shares.

6.2 It shall be the sole responsibility of Insurer to comply with provisions of federal and state law applicable to the delivery of Fund's prospectus. Insurer shall bear all costs related to any prospectus or disclosure document to be provided to owners or participants in the Contracts. Insurer shall bear all costs of distributing Contract materials. The Trust and/or Underwriter shall bear all costs of distributing Fund materials (including proxy materials and periodic reports) to owners or participants in the Contracts.

ARTICLE VII Indemnification
7.1 Indemnification By Insurer

7.1(a) Insurer agrees to indemnify and hold harmless the Trust, its affiliates (including the Underwriter and each of its trustees and officers and each person, if any, who controls the Fund or its affiliates within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the prospectus or disclosure memorandum for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurer by or on behalf of the Fund for use in the prospectus or disclosure memorandum for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund's shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the Registration Statement, prospectus or sales literature of the Fund not supplied by Insurer or persons under its control) or wrongful conduct of Insurer or persons under its control, with respect to the sale or distribution of the Contracts or Fund's shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Trust by or on behalf of Insurer; or

(iv)	arise as a result of any failure by Insurer to provide the services and furnish the materials under the terms of this Agreement; or
(v)

arise out of or result from any material breach of any representation and/or warranty made by Insurer in this Agreement or arise out of or result from any other material breach of this Agreement by Insurer, as limited by and in accordance with the provisions of Sections 7.1 (b) and 7.1 (c) hereof.

7.1 (b) Insurer shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable.

7.1 (c) Insurer shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such claim shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Insurer to such party of Insurers election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.1(d) The Indemnified Parties will promptly notify Insurer of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund's shares or the Contracts or the operation of the Fund with respect to the Account.

7.2. Indemnification by the Underwriter and the Trust

7.2(a) To the extent permitted by law, the Trust and/or the Underwriter each agree to indemnify and hold harmless Insurer and each of its directors and officers and each person, if any, who controls Insurer within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust and/or the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares and:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Trust by or on behalf of Insurer for use in the Registration Statement or prospectus for the Fund or in sales literature (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of Fund's shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the prospectus or disclosure memoranda or sales literature for the Contracts not supplied by the Trust, the Underwriter or persons under their control) or wrongful conduct of the Trust or Underwriter or persons under their control, with respect to the sale or distribution of Fund's shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in the prospectus, disclosure memoranda, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Insurer by or on behalf of the Fund; or

(iv) arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of this Agreement; or
(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

7.2(b) The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Insurer or the Account, whichever is applicable.

7.2(c) The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Underwriter will be entitled to participate, at its own expense, in the defense thereof The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2(d) Insurer agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of each Account.

ARTICLE VIII Applicable Law
8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

8.2 This Agreement shall be subject to the provisions of the 1933 1934 and 1940 Acts and the rules and regulations and rulings thereunder including such exemptions from those statutes rules and regulations as the SEC may grant.

ARTICLE IX Termination
9.1 This Agreement shall terminate:
(a) at the option of any party upon sixty (60) days' advance written notice to the other parties; or
(b) at the option of Insurer to the extent that shares of Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurer in its sole discretion; or
(c)

at the option of the Trust in the event that formal administrative proceedings are instituted against Insurer by the NASD, the SEC, any Insurance Commissioner, or any other regulatory body regarding Insurer duties under this Agreement or related to the sale of the Contracts, with respect to the operation of any Account, or the purchase of the Fund's shares; provided, however, that the Trust determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Insurer to perform its obligations under this Agreement; or

(d)

at the option of Insurer in the event that formal administrative proceedings are instituted against the Trust or Underwriter by the NASD, the SEC, any Insurance Commissioner, or any other regulatory body regarding the Trust's duties under this Agreement or related to the sale of the Contracts; provided, however, that Insurer determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Underwriter to perform their obligations under this Agreement; or

(e)

with respect to any Account that intends to change the funding vehicle and such change would require approval of the State Insurance Department, with written notice to the Trust or the Underwriter contemporaneously with application to the State Insurance Department, upon requisite approval of the State Insurance Department and Contract owners, if necessary; or

(f)

at the option of Insurer, in the event any of the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as theunderlying investment media of the Contracts issued or to be issued by Insurer; or

(g)

at the option of Insurer, if the Trust ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if Insurer reasonably believes that the Trust may fail to so qualify.

9.2 It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 9.1 (a) may be exercised for any reason or for no reason.

9.3 Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate which notice shall set forth the basis for such termination. Furthermore:

(a)

In the event that any termination is based upon the provisions of Section 9.1 (a) of this Agreement, such prior written notice shall be given in advance of the effective date of termination as required by such provisions; and

(b)

In the event that any termination is based upon the provisions of Sections 9.1 (c) or 9.1 (d) of this Agreement, such prior written-notice shall be given at least ninety (90) days before the effective date of termination.

9.4 Effect of Termination. Notwithstanding any termination of this Agreement, the Trust and the Underwriter shall, at Insurer's option, continue to make available additional Fund shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts"), but not to new Contracts or participants. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. Notwithstanding the foregoing, the Board of Trustees of the Trust may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of the Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

ARTICLE X Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the applicable party at the address set forth below or at such other address as may be specified in writing to the other parties.

If to the Trust:

AIM Equity Funds 11 Greenway Plaza, Suite 100 Houston, Texas 77046 Facsimile: (713) 993-9185 Attn: Nancy L. Martin, Esq.
If to the Underwriter:
A I M Distributors, Inc. 11 Greenway Plaza, Suite 100 Houston, Texas 77046 Facsimile: (713) 993-9185 Attn: Ofelia M. Mayo, Esq.
If to Insurer:
Aetna Life Insurance and Annuity Company 151 Farmington Ave. Hartford, Connecticut 06156 Phone: (860) 726-2260 Attn: Julie E. Rockmore, Esq.
ARTICLE XI Miscellaneous

11.1 All persons dealing with the Trust and the Underwriter must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Board, officers, agents or shareholders of the Trust assume any personal liability for obligations entered into on behalf of the Trust.

11.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, without the express written consent of the affected party shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain.

11.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby:

11.6 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party hereto further agrees to furnish any state insurance department with any information or reports in connection with services provided under this Agreement if such state so requests.

11.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.8 No part of this Agreement may be assigned without the prior written consent of the other parties. Such consent will not be unreasonably withheld.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

AIM EQUITY FUNDS
Attest:		By:
Name:	/s/ P. Michelle Grace	Name:	/s/ Robert H. Graham
Title:	Assistant Secretary	Title:	President
AIM DISTRIBUTORS, INC.
Attest:		By:
Name:	/s/ P. Michelle Grace	Name:	/s/ Robert H. Graham
Title:	Assistant Secretary	Title:	President
AETNA LIFE INSURANCE AND ANNUITY COMPANY
Attest:		By:
Name:		Name:
Title:		Title:
SCHEDULE "A"
Separate Accounts Variable Annuity Account B Variable Annuity Account C Variable Annuity Account D Variable Annuity Account F
SCHEDULE "B"
Mutual Fund AIM Equity Funds (Class A Shares Only)
AIM Blue Chip Fund AIM Charter Fund AIM Constellation Fund AIM Weingarten Fund

SCHEDULE "C"

Procedures for Pricing and Order/Settlement Through National Securities
Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement,
Entry and Registration Verification System

1. As provided in Section 1.8 of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)

Underwriter or the Fund will furnish to the Insurer or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Insurer or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and the Insurer.

(b)

Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Insurer or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Insurer or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Insurer's or its affiliate's compliance with the foregoing, the Insurer or its affiliate will be considered the agent of the Underwriter and the Trust, and the Business Day on which Instructions are received by the Insurer or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Fund are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Insurer its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)

The Insurer or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Insurer or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)

NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Insurer or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)

With respect to (c) or (d) above, if Underwriter does not send a confirmation of the Insurer's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)

If on any day the Insurer or its affiliate, or Underwriter is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Underwriter or the Insurer or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)

These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Fund reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Insurer or its affiliate, Underwriter and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NS CC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.